SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                   FORM 12B-25 NOTIFICATION OF LATE FILING

                        Commission File Number  33-19584
                                                --------

(Check  One)  [  ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

For  Period  Ended:  SEPTEMBER 30, 2000
                     ------------------

          [  ]  Transition  Report  on  Form  10-K
          [  ]  Transition  Report  on  Form  11-K
          [  ]  Transition  Report  on  form  10-Q
          [  ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  -  REGISTRANT  INFORMATION

Full  Name  of  Registrant:      PowerCold  Corporation
                                 ----------------------

Former  Name  if  Applicable:

Address  of  principal  Executive  Office(Street  and  Number):

103  Guadalupe  Drive
---------------------

City,  State  and  Zip  Code:

Cibolo,  Texas  78108
---------------------

PART  II  -  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expenses:

[ X]  (b)  The  subject  annual  report,  semi-annual report on Form 10-K, Form
         20-F, 11-F, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]  (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
         12b-25(c)  has  been  attached  if  applicable.


PART  III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if needed)

     Consent  of  auditor  review  will  not  be  available  in time for filing.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Francis  L.  Simola            210            659-8450
             -------------------       ---------------------------------
                  (Name)               (Area  Code)  (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports been filed? If answer is no,
    identify  reports(s).                               [X]  Yes  [  ]  No


(3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                       [  ]  Yes  [X]  No

(4) If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


 PowerCold  Corporation
 ----------------------
(Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date      November  14,  2000
          -----------------


By    /s/Francis  L.  Simola
      ----------------------